CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated March 20, 2025, with respect to the consolidated financial statements of Mogo Inc. and its subsidiaries as at December 31, 2024 and for the year then ended included in the Annual Report on Form 20-F of Mogo Inc., as filed with the United States Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement No. 333-225733 on Form S-8, of our auditor’s report dated March 20, 2025 with respect to the consolidated financial statements of Mogo Inc. and its subsidiaries as at December 31, 2024 as included in the Annual Report on Form 20-F of Mogo Inc. for the year ended December 31, 2024 as filed with the SEC.

Chartered Professional Accountants

Vancouver, Canada

April 29, 2025